Exhibit 99.1

Omeros Corporation Reports Second Quarter 2012 Financial Results

Seattle, WA – August 7, 2012 – Omeros Corporation (NASDAQ: OMER), a clinical-stage biopharmaceutical company committed to discovering, developing and commercializing products targeting inflammation, coagulopathies and disorders of the central nervous system, today announced its financial results for the second quarter of 2012.

Financial Results

Total operating expenses for the quarter ended June 30, 2012 were $9.8 million compared to $6.1 million for the same period in 2011. The increase in operating expenses primarily relates to increased Phase 3 clinical trial expenses for OMS302 and OMS103HP and an increase in expenses in connection with preclinical work for Omeros’ PDE10 and MASP-2 programs in preparation for their advancement into the clinic. For the quarter ended June 30, 2012, Omeros reported a net loss of $8.5 million, or $0.38 per share, compared to a net loss of $5.3 million, or $0.24 per share, for the same period in 2011.

At June 30, 2012, Omeros had cash, cash equivalents and short-term investments of $7.3 million. On July 2, 2012, Omeros completed a public offering pursuant to which it sold 3,365,854 shares of its common stock at a price of $10.25 per share for estimated net proceeds of $32.4 million.

“Our two ongoing Phase 3 clinical trials continued to advance during the quarter – OMS302 for lens replacement procedures and OMS103HP for arthroscopic meniscectomy surgery – and we expect to report data for both in the second half of this year,” said Gregory A. Demopulos, M.D., chairman and chief executive officer of Omeros. “We have also begun to prepare the NDA for OMS302 which, assuming positive data from the ongoing clinical trial, we expect to submit to the FDA during the first part of 2013. Our other programs also progressed, and we plan to file an IND for our PDE10 inhibitor this quarter with an IND for our MASP-2 antibody scheduled to follow in early 2013. The capital received from our recent financing is expected to help Omeros achieve these and other significant milestones throughout the coming year.”

Second Quarter and Recent Highlights

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Omeros enrolled the first patient in its second OMS302 Phase 3 clinical trial. Like the initial Phase 3 clinical trial, this second trial will enroll approximately 400 patients undergoing cataract surgery or refractive lens exchange. Randomized, double-blind, placebo-controlled and multicenter, this Phase 3 clinical trial will evaluate the same efficacy and safety measures as the earlier successful Phase 2b and Phase 3 clinical trials. Data are expected in the second half of 2012.

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Reported the identification of compounds that interact selectively with four additional orphan G protein-coupled receptors (GPCRs), bringing the total number of orphans GPCRs unlocked by Omeros to 37, representing over 45 percent of the Class A orphan GPCRs. These four orphans are linked to a series of important indications, including memory and emotion control (GPR83), ovarian cancer (GPR150), cognition (GPR151) and the control of B-cell migration and T-cell-dependent antibody production (GPR183).

•	Completed a public offering pursuant to which it sold 3,365,854 shares of common stock at a price of $10.25 per share. Omeros’ estimated net proceeds from the transaction were $32.4 million.

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Reported that OMS824, the lead compound in Omeros’ phosphodiesterase 10 (PDE10) program for schizophrenia, successfully completed all of the preclinical studies that the Company expects will be necessary for the drug’s planned Investigational New Drug Application. OMS824 selectively inhibits PDE10, which is an enzyme expressed in areas of the brain linked to diseases that affect cognition, including schizophrenia and Huntington’s disease.

About Omeros Corporation

Omeros is a clinical-stage biopharmaceutical company committed to discovering, developing and commercializing products targeting inflammation, coagulopathies and disorders of the central nervous system. The Company’s most clinically advanced product candidates are derived from its proprietary PharmacoSurgery™ platform designed to improve clinical outcomes of patients undergoing a wide range of surgical and medical procedures. Omeros has four ongoing clinical development programs. Omeros may also have the near-term capability, through its GPCR program, to add a large number of new drug targets and their corresponding compounds to the market. Behind its clinical candidates and GPCR platform, Omeros is building a diverse pipeline of protein and small-molecule preclinical programs targeting inflammation, coagulopathies and central nervous system disorders.

Forward-Looking Statements

This press release contains forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995, which are subject to the “safe harbor” created by those sections. These statements include, but are not limited to, Omeros’ expectations that it will report data from its two ongoing Phase 3 clinical trials this year; that it will be able to file an NDA for OMS302 during the first part of 2013; that it will file an IND for its PDE10 program this quarter; that it will file an IND for its MASP-2 program in early 2013; that the capital it received from the recent public offering will help it meet these and other significant milestones throughout the coming year; and that Omeros may have capability, through its GPCR program, to add a large number of new drug targets and their corresponding compounds to the market. Forward-looking statements are based on management’s beliefs and assumptions and on information available to management only as of the date of this press release. Omeros’ actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including, without limitation, the risks, uncertainties and other factors described under the heading “Risk Factors” in the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 7, 2012. Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements, and the Company assumes no obligation to update these forward-looking statements publicly, even if new information becomes available in the future.

Contact:

Jennifer Cook Williams

Cook Williams Communications, Inc.

Investor and Media Relations

360.668.3701

jennifer@cwcomm.org

OMEROS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
	(unaudited)		(unaudited)
Revenue	$1,526	$1,155	$3,022	$2,394
Operating expenses:
Research and development	7,558	4,077	14,804	9,502
General and administrative	2,212	2,027	4,534	4,291

Total operating expenses	9,770	6,104	19,338	13,793

Loss from operations	(8,244)	(4,949)	(16,316)	(11,399)
Investment income	6	14	18	31
Interest expense	(453)	(527)	(947)	(820)
Other income, net	152	171	(189)	355

Net loss	$(8,539)	$(5,291)	$(17,434)	$(11,833)

Basic and diluted net loss per common share	$(0.38)	$(0.24)	$(0.78)	$(0.54)

Weighted-average shares used to compute basic and diluted net loss per common share	22,466,540	22,167,629	22,450,722	22,112,110

OMEROS CORPORATION

CONSOLIDATED BALANCE SHEET DATA

(In thousands)

	June 30,	December 31,
	2012	2011
Cash and cash equivalents and short-term investments	$7,268	$24,570
Total assets	10,066	26,982
Total notes payable	16,555	19,446
Total current liabilities	17,249	18,985
Accumulated deficit	(193,567)	(176,133)
Total shareholders’ (deficit)	(20,537)	(5,554)